Filed Pursuant to Rule 433

Registration Statement No. 333-157658

Final Term Sheet dated February 28, 2011 supplementing

the Preliminary Prospectus Supplement dated February 28, 2011

ArcelorMittal

$500,000,000

aggregate principal amount of its

3.75% Notes due 2016

This final term sheet dated February 28, 2011 relates only to the securities described below and should be read together with the preliminary prospectus supplement dated February 28, 2011 and the accompanying prospectus (including the documents incorporated by reference in the Preliminary Prospectus and the accompanying prospectus) (together, the “Preliminary Prospectus”) before making a decision in connection with an investment in the securities. Terms used but not defined herein have the meaning ascribed to them in the Preliminary Prospectus.

Issuer:	ArcelorMittal

Security description:	3.75% Notes due 2016 (the “Notes”)

Size:	$500,000,000

Price:	99.573%

Maturity:	March 1, 2016, unless earlier redeemed

Interest rate:	3.75% per annum

Yield to Maturity:	3.845%

Benchmark Treasury:	2.125% due February 2016

Spread to Benchmark Treasury:	T+170 bps

Benchmark Treasury Price and Yield:	99-29 ; 2.145%

Reference Treasury Dealers:	Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are primary U.S. Government securities dealers).

Interest payment dates:	March 1 and September 1 of each year, commencing September 1, 2011

Proceeds to company before expenses:	$ 496,115,000

Use of proceeds:	ArcelorMittal intends to use the net proceeds to repay existing indebtedness, including its outstanding loans due on May 30, 2011 and November 30, 2011, bearing interest ranging from 0.8% to 2.3% per year.

Change of control:	101%

Coupon Step-Up:	25 bps per rating under IG (200 bps cap)

Make Whole Spread:	T+25 bps

Trade date:	February 28, 2011

Settlement:	T+5; March 7, 2011

CUSIP:	03938LAT1

ISIN:	US03938LAT17

Denominations/Multiple:	2,000 x 1,000

Ratings:

Expected to be “Baa3” (stable outlook) by Moody’s; “BBB-” (stable outlook) by Standard & Poor’s; and “BBB” (negative outlook) by Fitch.

Note: Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by ArcelorMittal and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

Underwriters:	Joint Book-Running Managers Citigroup Global Markets Inc. J.P. Morgan Securities LLC (Global Coordinator) Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers BBVA Securities Inc. Crédit Mutuel – CIC ING Financial Markets LLC Rabo Securities USA, Inc.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting IDEA on the SEC web site at www.sec.gov. Alternatively, copies may be obtained from Citigroup Global Markets Inc., toll free at 1-877-858-5407; J.P. Morgan Securities LLC, collect at 1-212-834-4533; or Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Final Term Sheet

ArcelorMittal

$1,500,000,000

aggregate principal amount of its

5.50% Notes due 2021

This final term sheet dated February 28, 2011 relates only to the securities described below and should be read together with the preliminary prospectus supplement dated February 28, 2011 and the accompanying prospectus (including the documents incorporated by reference in the Preliminary Prospectus and the accompanying prospectus) (together, the “Preliminary Prospectus”) before making a decision in connection with an investment in the securities. Terms used but not defined herein have the meaning ascribed to them in the Preliminary Prospectus.

Issuer:	ArcelorMittal

Security description:	5.50% Notes due 2021 (the “Notes”)

Size:	$1,500,000,000

Price:	99.357%

Maturity:	March 1, 2021, unless earlier redeemed

Interest rate:	5.50% per annum

Yield to Maturity:	5.585%

Benchmark Treasury:	3.625% due February 15, 2021

Spread to Benchmark Treasury:	T+215 bps

Benchmark Treasury Price and Yield:	101-19 ; 3.435%

Reference Treasury Dealers:	Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are primary U.S. Government securities dealers).

Interest payment dates:	March 1 and September 1 of each year, commencing September 1, 2011

Proceeds to company before expenses:	$1,483,605,000

Use of proceeds:	ArcelorMittal intends to use the net proceeds to repay existing indebtedness, including its outstanding loans due on May 30, 2011 and November 30, 2011, bearing interest ranging from 0.8% to 2.3% per year.

Change of control:	101%

Coupon Step-Up:	25 bps per rating under IG (200 bps cap)

Make Whole Spread:	T+35 bps

Trade date:	February 28, 2011

Settlement:	T+5; March 7, 2011

CUSIP:	03938L AU8

ISIN:	US03938LAU89

Denominations/Multiple:	2,000 x 1,000

Ratings:

Expected to be “Baa3” (stable outlook) by Moody’s; “BBB-” (stable outlook) by Standard & Poor’s; and “BBB” (negative outlook) by Fitch.

Note: Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by ArcelorMittal and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

Underwriters:	Joint Book-Running Managers Citigroup Global Markets Inc. J.P. Morgan Securities LLC (Global Coordinator) Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers BBVA Securities Inc. Crédit Mutuel – CIC ING Financial Markets LLC Rabo Securities USA, Inc.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting IDEA on the SEC web site at www.sec.gov. Alternatively, copies may be obtained from Citigroup Global Markets Inc., toll free at 1-877-858-5407; J.P. Morgan Securities LLC, collect at 1-212-834-4533; or Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Final Term Sheet

ArcelorMittal

$1,000,000,000

aggregate principal amount of its

6.75% Notes due 2041

This final term sheet dated February 28, 2011 relates only to the securities described below and should be read together with the preliminary prospectus supplement dated February 28, 2011 and the accompanying prospectus (including the documents incorporated by reference in the Preliminary Prospectus and the accompanying prospectus) (together, the “Preliminary Prospectus”) before making a decision in connection with an investment in the securities. Terms used but not defined herein have the meaning ascribed to them in the Preliminary Prospectus.

Issuer:	ArcelorMittal

Security description:	6.75% Notes due 2041 (the “Notes”)

Size:	$1,000,000,000

Price:	99.176%

Maturity:	March 1, 2041, unless earlier redeemed

Interest rate:	6.75% per annum

Yield to Maturity:	6.815%

Benchmark Treasury:	4.25% due November 2040

Spread to Benchmark Treasury:	T+230 bps

Benchmark Treasury Price and Yield:	95-22 ; 4.515%

Reference Treasury Dealers:	Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are primary U.S. Government securities dealers).

Interest payment dates:	March 1 and September 1 of each year, commencing September 1, 2011

Proceeds to company before expenses:	$983,010,000

Use of proceeds:	ArcelorMittal intends to use the net proceeds to repay existing indebtedness, including its outstanding loans due on May 30, 2011 and November 30, 2011, bearing interest ranging from 0.8% to 2.3% per year.

Change of control:	101%

Coupon Step-Up:	25 bps per rating under IG (200 bps cap)

Make Whole Spread:	T+40 bps

Trade date:	February 28, 2011

Settlement:	T+5; March 7, 2011

CUSIP:	03938L AS3

ISIN:	US03938LAS34

Denominations/Multiple:	2,000 x 1,000

Ratings:

Expected to be “Baa3” (stable outlook) by Moody’s; “BBB-” (stable outlook) by Standard & Poor’s; and “BBB” (negative outlook) by Fitch.

Note: Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by ArcelorMittal and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

Underwriters:	Joint Book-Running Managers Citigroup Global Markets Inc. J.P. Morgan Securities LLC (Global Coordinator) Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers BBVA Securities Inc. Crédit Mutuel – CIC ING Financial Markets LLC Rabo Securities USA, Inc.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting IDEA on the SEC web site at www.sec.gov. Alternatively, copies may be obtained from Citigroup Global Markets Inc., toll free at 1-877-858-5407; J.P. Morgan Securities LLC, collect at 1-212-834-4533; or Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.